EXHIBIT INDEX

Exhibit No. 16	Description Letter of McGladrey & Pullen, LLP

Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for dot com Entertainment Group, Inc. and subsidiaries, and on February 7, 2001 we reported on the consolidated financial statements of dot com Entertainment Group and subsidiaries as of and for the year ended December 31, 2000. On August 2, 2001, we resigned as independent accountants of dot com Entertainment, Inc. We have read dot com Entertainment Group Inc. and subsidiaries statements included under Item 4 of its Form 8-K and we agree with such statements.

/s/ McGladrey & Pullen, LLP

Minneapolis, MN
August 2, 2001